EXHIBIT 3.1

Execution Version

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF SERIES C CONVERTIBLE PERPETUAL PREFERRED STOCK OF QXO, INC.

Pursuant to Section 151 of the Delaware General Corporation Law (as amended, supplemented or restated from time to time, the “DGCL”), QXO, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 of the DGCL does hereby certify the following:

FIRST: That, the Fifth Amended and Restated Certificate of Incorporation of the Corporation (as amended, the “Certificate of Incorporation”) authorizes the issuance of up to ten million (10,000,000) shares of Preferred Stock, par value $0.001 per share, of the Corporation (“Preferred Stock”) in one or more series and expressly vests the Board of Directors of the Corporation (the “Board”) with the authority to fix by resolution the number of shares constituting such series, the powers, designations, preferences and relative, participating, optional or other special rights (if any), and the qualifications, limitations or restrictions thereof (if any), of the Preferred Stock, including, without limitation, the dividend rate, conversion rights, redemption price, stated value and liquidation preference, of any series of shares of Preferred Stock, and to fix the maximum number of shares to constitute such series, which may subsequently be increased or decreased (but not below the number of shares of that series then outstanding); and

SECOND: That, pursuant to the authority vested in the Board by the Certificate of Incorporation, the Board on March 23, 2026, adopted the following resolution designating a new series of Preferred Stock as “Series C Convertible Perpetual Preferred Stock,” which shall consist of 200,000 shares of the Preferred Stock, which the Corporation has the authority to issue:

NOW, THEREFORE, BE IT RESOLVED, that, pursuant to the authority vested in the Board in accordance with the provisions of Article 4 of the Certificate of Incorporation and the provisions of Section 151 of the DGCL, a series of Preferred Stock of the Corporation designated as “Series C Convertible Perpetual Preferred Stock” is hereby authorized, and the designations, rights, preferences, powers, restrictions and limitations of the Series C Convertible Perpetual Preferred Stock shall be as follows:

i

	8.4	Reservation of Stock	19
	8.5	No Charge or Payment	19
	8.6	Termination of Conversion Right in Connection with Redemption	19
	8.7	Adjustment to Conversion Price and Number of Conversion Shares	19
9.	Reissuance of Series C Preferred Stock		29
10.	Notices		30
11.	Amendments and Waiver		30
12.	Remedies; Specific Performance		31
13.	Withholding		31
14.	Tax Matters		31
15.	Tax Classification		32

ii

1.	The Series C Preferred Stock.

1.1               Designation; Stated Value. There shall be a series of Preferred Stock that shall be designated as “Series C Convertible Perpetual Preferred Stock” (the “Series C Preferred Stock”) and the number of shares constituting such series (“Shares”) shall initially be 200,000 with an initial Stated Value of $10,000.00 per Share. The rights, preferences, powers, restrictions and limitations of the Series C Preferred Stock shall be as set forth herein. The Series C Preferred Stock shall be issued in book-entry form on the Corporation’s share ledger, subject to the rights of holders to receive certificated Shares under the DGCL.

1.2               Additional Series C Preferred Stock. After the Initial Issue Date, the Corporation may, subject to the provisions of this Certificate of Designations (including Section 6.2), issue additional Shares of Series C Preferred Stock with the same terms as the Shares then outstanding, which Shares will, subject to the foregoing, be considered to be part of the same series of, and rank equally and ratably with, all other Shares.

2.	Defined Terms. For purposes hereof, the following terms shall have the following meanings (and all capitalized terms used herein not otherwise defined shall have their respective meanings set forth in Annex I hereto):

“50% Beneficial Holding Requirement” has the meaning given to such term in the Investment Agreement.

“Additional Shares” has the meaning set forth in Section 8.7(j).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person, including any investment fund, vehicle or account sponsored or managed by such Person or any other Person that controls, is controlled by, or is under common control with such Person (for clarity, an investment fund, vehicle or account shall be deemed to be an “Affiliate” of all other investment funds, vehicles and accounts under common management, directly or indirectly, with such Person); provided, however, that in no event shall any portfolio company managed by an Affiliate of the Apollo Investor be considered to be an Affiliate of the Apollo Investor. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Apollo Investor” has the meaning given to such term in the Investment Agreement.

“as-converted basis” means (i) with respect to the outstanding shares of Common Stock as of any date, all outstanding shares of Common Stock calculated on a basis in which all shares of Common Stock issuable upon conversion of the outstanding Shares of Series C Preferred Stock (at the Conversion Price in effect on such date) are assumed to be outstanding as of such date and (ii) with respect to any outstanding Shares of Series C Preferred Stock as of any date, the number of shares of Common Stock issuable upon conversion of such Shares of Series C Preferred Stock on such date (at the Conversion Price in effect on such date).

“beneficially own”, “beneficial ownership of”, or “beneficially owning” any securities shall have the meaning set forth in Rule 13d-3 of the rules and regulations under the Exchange Act; provided, that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable immediately (including assuming conversion of all Preferred Stock, if any, owned by such Person to Common Stock).

“Bloomberg” means Bloomberg Financial Markets and its successors.

“Board” has the meaning set forth in the Recitals.

“Business Day” means a day other than a Saturday, Sunday or other day on which the SEC or banks in the City of New York are authorized or required by law to close.

“Cap Allocation” has the meaning set forth in Section 8.3.

“Cap Share” has the meaning set forth in Section 8.3.

“Certificate of Designations” means this Certificate of Designations, Preferences and Rights of Series C Convertible Perpetual Preferred Stock of QXO, Inc., as it may be amended from time to time.

“Certificate of Incorporation” has the meaning set forth in the Recitals.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.00001 per share, of the Corporation.

“Common Stock Liquidity Conditions” will be satisfied if:

(a) solely to the extent the Apollo Investor is an Affiliate of the Corporation at the time of a Mandatory Conversion, Corporation Redemption, Optional Redemption or Fundamental Change Redemption (or was an Affiliate of the Corporation within the three months prior to the time of a Mandatory Conversion, Corporation Redemption, Optional Redemption or Fundamental Change Redemption) or the Common Stock issuable to the Apollo Investor upon a Mandatory Conversion or exercise of conversion rights by the Apollo Investor immediately prior to a Corporation Redemption, Optional Redemption or Fundamental Change Redemption, as applicable, would exceed 3% of the Corporation’s outstanding Common Stock after giving effect to such Mandatory Conversion or exercise of conversion rights by the Apollo Investor immediately prior to a Corporation Redemption, Optional Redemption or Fundamental Change Redemption, as applicable, the offer and sale of such shares of Common Stock by the Apollo Investor upon receipt of such shares of Common Stock are registered for resale pursuant to an effective registration statement under the Securities Act and such registration statement is reasonably expected by the Corporation to remain effective and usable (including with registration rights thereunder not suspended by the Corporation) by the Apollo Investor to sell such shares of Common Stock, continuously during the period from, and including, the date such shares of Common Stock are issued to the Apollo Investor pursuant to such Mandatory Conversion or exercise of conversion rights by the Apollo Investor immediately prior to a Corporation Redemption, Optional Redemption or Fundamental Change Redemption to, and including, the thirtieth (30th) calendar day thereafter; provided, however, that the Apollo Investor will supply all information reasonably requested by the Corporation for inclusion, and required to be included, in any registration statement or prospectus supplement related to the resale of the shares of Common Stock;

(b) each share of Common Stock will, when issued (or when sold or otherwise transferred pursuant to the registration statement referred to above), (i) be admitted for book-entry settlement through DTC with an “unrestricted” CUSIP number, (ii) not be represented by any certificate that bears a legend referring to transfer restrictions under the Securities Act or other securities laws and (iii) be listed and

2

admitted for trading, without suspension or material limitation on trading, on any of The New York Stock Exchange, The NYSE American, The NASDAQ Capital Market, The NASDAQ Global Market or The NASDAQ Global Select Market (or any of their respective successors); and

(c)(i) the Corporation has not received any written notice of delisting or suspension by the applicable exchange referred to in clause (b)(iii) above with a reasonable prospect of delisting, after giving effect to all applicable notice and appeal periods; and (ii) no such delisting or suspension is reasonably likely to occur or is pending based on the Corporation falling below the minimum listing maintenance requirements of such exchange.

“Compounded Dividends” has the meaning set forth in Section 4.1.

“Continuing Director” shall mean a director who either was a member of the Board on January 5, 2026 or who becomes a member of the Board subsequent to that date and whose election, appointment or nomination for election by the stockholders of the Corporation is duly approved by a majority of the Continuing Directors on the Board at the time of such approval, either by a specific vote or by approval of the proxy statement issued by the Corporation on behalf of its entire Board in which such individual is named as a nominee for director.

“Conversion Cap” has the meaning set forth in Section 8.3(e).

“Conversion Date” has the meaning set forth in Section 8.3(b).

“Conversion Election Date” means the date upon which the holder’s right to convert its Shares pursuant to Section 8 terminates in connection with a Corporation Redemption, which date shall be no earlier than two Business Days prior to the Optional Redemption Date.

“Conversion Price” means, initially, $23.25 per Share, as adjusted from time to time in accordance with Section 8.7.

“Conversion Shares” means the shares of Common Stock or other capital stock of the Corporation then issuable upon conversion of the Series C Preferred Stock in accordance with the terms of Section 8.

“Corporation” has the meaning set forth in the Preamble.

“Corporation Redemption” means any redemption of Series C Preferred Stock arising as a result of, pursuant to or otherwise addressed by Section 5, Section 7.3 and Section 8.3(e) hereof as a result of a Liquidation, Insolvency Event or otherwise.

“Corporation Redemption Price” means, as of any date of redemption (or Liquidation, if applicable), the greater of (a) an amount in cash equal to the Stated Value, plus accrued and unpaid dividends thereon (excluding, for the avoidance of doubt, any Compounded Dividends taken into account in Stated Value) and (b) the payment that a holder of Shares of Series C Preferred Stock would have received had such holder, immediately prior to such redemption (or Liquidation, if applicable), converted such Shares then held by such holder into shares of Common Stock at the applicable Conversion Price then in effect in accordance with Section 8.1, before any distributions are made to holders of Common Stock and all other Junior Securities and subject to the rights of the holders of any Parity Securities or Senior Securities and the rights of the Corporation’s existing and future creditors.

3

“Current Market Price” means, on any day, the average of the Daily VWAP for the five (5) consecutive Trading Days ending the Trading Day immediately prior to the day in question.

“Daily VWAP” means the consolidated volume-weighted average price per share of Common Stock as displayed under the heading “Bloomberg VWAP” on the Bloomberg page for the “AQR” page corresponding to the “ticker” for such Common Stock (or its equivalent successor if Bloomberg ceases to publish such price, or such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the closing price of one share of such Common Stock on such Trading Day). The “volume weighted average price” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“DGCL” has the meaning set forth in the Preamble.

“Dividend Payment Date” has the meaning set forth in Section 4.2.

“Dividend Rate” means 4.75% per annum, as adjusted pursuant to Section 4.4 and Section 7.6(b); provided, that if and for so long as any Event of Noncompliance occurs and is continuing, then the then-current Dividend Rate shall automatically increase by an additional 1.00% per annum; provided further, that the Dividend Rate shall only be increased by 1.00% notwithstanding multiple Events of Noncompliance.

“Dividends” has the meaning set forth in Section 4.1.

“DTC” means The Depository Trust Company or any successor depositary.

“Equity Securities” has the meaning ascribed to such term in Rule 405 promulgated under the Securities Act as in effect on the date hereof, and in any event includes any stock, any partnership interest, any limited liability company interest and any other interest, right or security convertible into, or exchangeable or exercisable for, capital stock, partnership interests, limited liability company interests or otherwise having the attendant right to vote for directors or similar representatives.

“Event Effective Date” has the meaning set forth in Section 8.7(j).

“Event of Noncompliance” means (i) the failure by the Corporation to issue Common Stock upon receipt of a Notice of Mandatory Conversion or Notice of Conversion pursuant to the terms of Section 8.3, (ii) the failure by the Corporation to comply with the provisions of Section 11, and (iii) the failure of the Corporation to comply with the other terms of this Certificate of Designations and such failure continues for thirty (30) days.

“Ex-Dividend Date” means the first date on which shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Corporation or, if applicable, from the seller of Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expiration Date” has the meaning set forth in Section 8.7(e).

4

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as reasonably determined in good faith by a majority of the Board, or an authorized committee thereof.

“Five-Day Average Price” has the meaning set forth in Section 4.2(c).

“Foreclosure” has the meaning given to such term in the Investment Agreement.

“Fundamental Change” shall be deemed to have occurred when any of the following has occurred:

(a)                a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Corporation, its Wholly-owned Subsidiaries and the employee benefit plans of the Corporation and its Wholly-owned Subsidiaries, files a Schedule TO or any schedule, form or report under the Exchange Act that discloses that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Common Stock representing more than 50% of the voting power of the Common Stock;

(b)                the consummation of (i) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination) as a result of which the Common Stock is converted into, or exchanged for, stock, other securities, other property or assets; (ii) any share exchange, consolidation or merger of the Corporation pursuant to which the Common Stock will be converted into cash, securities or other assets; or (iii) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Corporation and its Subsidiaries, taken as a whole, to any person or group other than any of the Corporation’s Wholly-owned Subsidiaries; provided, however, that a transaction described in clause (ii) in which the holders of all classes of the Corporation’s Common Stock immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of Common Stock of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a Fundamental Change pursuant to this clause (b);

(c)                the stockholders of the Corporation approve any plan or proposal for the liquidation or dissolution of the Corporation; or

(d)                the Common Stock (or other common stock underlying the Series C Preferred Stock) ceases to be listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors);

provided, however, that a transaction or transactions described in clause (a) or clause (b) above shall not constitute a Fundamental Change, if (i) at least 90% of the consideration received or to be received by the common stockholders of the Corporation, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) (“Listed Merger Consideration”) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions, and pursuant to Section 8.7(f), and as a result of such transaction or transactions the Series C Preferred Stock become convertible into such consideration, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights, (ii) Continuing Directors continue to constitute at least a majority of the Board of the successor entity issuer of the Listed Merger Consideration immediately following such

5

transaction or transactions and (iii) the chair of the Board of the Corporation shall remain the chair of the Board of the successor entity issuer of the Listed Merger Consideration immediately following such transaction or transactions.

If any transaction in which the Common Stock is replaced by the securities of another entity occurs, following completion of any related Make-Whole Fundamental Change Period (or, in the case of a transaction that would have been a Fundamental Change or a Make-Whole Fundamental Change but for the proviso immediately following clause (d) of this definition, following the effective date of such transaction) references to the Corporation in this definition shall instead be references to such other entity. For purposes of this definition, any transaction or event described in both clause (a) and in clause (b)(i) or (ii) above (without regard to the proviso in clause (b)) will be deemed to occur solely pursuant to clause (b) above (subject to such proviso).

“Fundamental Change Redemption” shall have the meaning specified in Section 7.1.

“Fundamental Change Redemption Date” shall have the meaning specified in Section 7.4(b).

“Fundamental Change Redemption Notice” shall have the meaning specified in Section 7.1.

“Fundamental Change Redemption Price” means, as of any date of redemption, an amount in cash equal to the greater of (a) the Stated Value, plus accrued and unpaid dividends thereon (excluding, for the avoidance of doubt, any Compounded Dividends taken into account in Stated Value) and (b) the payment (including an amount in cash equal to the Fair Market Value of any non-cash consideration to be received by holders of shares of Common Stock) that a holder of Shares of Series C Preferred Stock would have received had such holder, immediately prior to such redemption, converted such Shares then held by such holder into shares of Common Stock at the applicable Conversion Price then in effect in accordance with Section 8.1, before any distributions are made to holders of Common Stock and all other Junior Securities and subject to the rights of the holders of any Parity Securities or Senior Securities and the rights of the Corporation’s existing and future creditors.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America, applied on a consistent basis.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission, arbitrator (public or private) or authority or other legislative, executive or judicial governmental entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational.

“holder,” as of a particular time, means any Person that, as of such time, is the holder of record of at least one Share of Series C Preferred Stock.

“Immaterial Subsidiary” shall mean any Subsidiary of the Corporation that did not, as of the last day of the fiscal quarter of the Corporation most recently ended, have assets with a value in excess of 10.00% of the consolidated total assets or revenues and income from continuing operations before taxes representing in excess of 10.00% of total revenues and income from continuing operations before taxes, respectively, of the Corporation and its Subsidiaries on a consolidated basis as of such date and after giving pro forma effect to any acquisitions or dispositions which occur after such balance sheet date.

“Initial Issue Date” means April 1, 2026.

“Initial Stated Value” means, with respect to any Share, $10,000.00.

6

“Insolvency Event” means:

(a)                any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or any of its Material Subsidiaries;

(b)                an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Corporation or any of its Material Subsidiaries, or of a substantial part of the property or assets of the Corporation or any of its Material Subsidiaries, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Corporation or any of its Material Subsidiaries or for a substantial part of the property or assets of the Corporation or any of its Material Subsidiaries or (iii) the winding-up or liquidation of the Corporation or any of its Material Subsidiaries, and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(c)                the Corporation or any of its Material Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (b) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Corporation or any of its Material Subsidiaries or for a substantial part of the property or assets of the Corporation or any of its Material Subsidiaries, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable or admit in writing its inability or fail generally to pay its debts as they become due.

“Investment Agreement” means the Investment Agreement, dated as of January 5, 2026, by and among the Corporation and the Investors party thereto.

“IRS” means the United States Internal Revenue Service.

“Issue Date” means the Initial Issue Date and any other date that Shares of Series C Preferred Stock are issued pursuant to this Certificate of Designations.

“Junior Securities” means, collectively, the Common Stock and each other class or series of capital stock of the Corporation now existing or hereafter authorized, classified or reclassified, the terms of which do not expressly provide that such class or series ranks on a parity basis with or senior to the Series C Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

“Last Reported Sale Price” of the Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is traded. If the Common Stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Last Reported Sale Price” shall be the last quoted bid price per share for the Common Stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted, the “Last Reported Sale Price” shall be the average of the mid-point of the last bid and ask prices per share for the

7

Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Corporation for this purpose.

“Laws” mean all state or federal laws, common law, statutes, ordinances, codes, rules or regulations, orders, executive orders, judgments, injunctions, governmental guidelines or interpretations have the force of law, Permits, decrees, or other similar requirement enacted, adopted, promulgated, or applied by any Governmental Authority.

“Liquidation” has the meaning set forth in Section 5.1.

“Make-Whole Fundamental Change” means any transaction or event that constitutes a Fundamental Change, after giving effect to any exceptions to or exclusions from the definition thereof (including the proviso immediately after clause (d) of the definition thereof), but without regard to the proviso in clause (b) of the definition thereof.

“Make-Whole Fundamental Change Period” has the meaning set forth in Section 8.7(j).

“Material Subsidiary” shall mean any Subsidiary other than an Immaterial Subsidiary.

“Mandatory Conversion” has the meaning set forth in Section 8.2.

“Mandatory Conversion Date” has the meaning set forth in Section 8.2.

“Mandatory Conversion Right” has the meaning set forth in Section 8.2.

“Notice of Conversion” has the meaning set forth in Section 8.3(b).

“Notice of Mandatory Conversion” has the meaning set forth in Section 8.2.

“NYSE” means the New York Stock Exchange.

“Optional Conversion” has the meaning set forth in Section 8.1.

“Optional Conversion Date” has the meaning set forth in Section 8.3(b).

“Optional Redemption” has the meaning set forth in Section 7.2.

“Optional Redemption Date” has the meaning set forth in Section 7.5(b).

“Optional Redemption Notice” has the meaning set forth in Section 7.2.

“Optional Redemption Price” means an amount in cash equal to the greater of (a) (i) 107% of the Stated Value, with respect to a Redemption Date on or following the seventh anniversary of the Initial Issue Date but prior to the eighth anniversary of the Initial Issue Date, (ii) 104% of the Stated Value, with respect to a Redemption Date on or following the eighth anniversary of the Initial Issue Date but prior to the ninth anniversary of the Initial Issue Date, and (iii) 100% of the Stated Value, with respect to a Redemption Date on or following the ninth anniversary of the Initial Issue Date and (b) the Current Market Price as of the Redemption Date of the shares of Common Stock issuable upon the conversion of a Share at the applicable Conversion Price then in effect in accordance with Section 8.1.

“Parity Securities” means, collectively, the Corporation’s 5.50% Series B Mandatory Convertible Preferred Stock and any class or series of capital stock, the terms of which expressly provide

8

that such class ranks pari passu with the Series C Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary bankruptcy, liquidation, dissolution or winding up of the affairs of the Corporation, in each case, to the extent outstanding on the date hereof or issued in accordance with Section 6.2.

“Permits” mean all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“Preferred Stock” has the meaning set forth in the Recitals.

“Property” has the meaning given to such term in the Investment Agreement.

“Redemption Dates” has the meaning set forth in Section 7.5(b).

“Reorganization Event” has the meaning set forth in Section 8.7(f).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Securities” means, collectively, the Corporation’s Convertible Perpetual Preferred Stock and any class or series of capital stock, the terms of which expressly provide that such class ranks senior to any series of the Series C Preferred Stock, has preference or priority over the Series C Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, in each case, to the extent outstanding on the date hereof or issued in accordance with Section 6.2.

“Series C Preferred Stock” has the meaning set forth in Section 1.

“Shares” has the meaning set forth in Section 1.

“Spin-Off” has the meaning set forth in Section 8.7(d).

“Stated Value” means, with respect to any Share on any date of determination, the sum of (i) the Initial Stated Value (adjusted as appropriate as provided for herein) plus (ii) all Compounded Dividends on such Shares.

“Stockholder Approval” has the meaning given to such term in the Investment Agreement.

“Stock Price” has the meaning set forth in Section 8.7(j).

“Subsidiary” when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which (x) securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) or (y) sufficient voting rights to elect at least a majority of the board of directors or other governing body are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Surplus Amount” has the meaning set forth in Section 4.4.

9

“Tax” and “Taxes” means any and all United States federal, state, local or non-United States taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any Governmental Authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; license, registration and documentation fees; and customs duties, tariffs and similar charges, together with any interest, or penalties and additions to tax imposed by any Governmental Authority.

“Tender/Exchange Offer Valuation Period” has the meaning set forth in Section 8.7(e).

“Trading Day” means a Business Day on which the NYSE (or any other national securities exchange on which the Common Stock is listed at such time) is open for business.

“Wholly-owned Subsidiary” means, at any time, any Subsidiary of which all of the issued and outstanding Equity Securities (other than directors’ qualifying shares and shares held by a resident of the jurisdiction, in each case, as required by law) are owned by any one (1) or more of the Corporation and the Corporation’s other Wholly-owned Subsidiaries at such time.

3.	Rank. With respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, all Shares of the Series C Preferred Stock shall rank (a) senior to all Junior Securities, (b) pari passu with any Parity Securities in issue from time to time, and (c) junior to all Senior Securities.
4.	Dividends.

4.1               Accrual of Dividends. From and after the Issue Date with respect to such Shares, cumulative dividends (“Dividends”) on each such Share shall accrue whether or not there are funds legally available for the payment of dividends, on a daily basis in arrears at the applicable Dividend Rate on the Stated Value thereof. Subject to the provisions of this Section 4, all accrued dividends on any Share shall be declared and paid in cash and/or by delivery of shares of Common Stock, as and if declared by the Board on each Dividend Payment Date, in each case, at the sole discretion of the Corporation. Any dividends not declared and paid in cash or Shares of Common Stock on any Dividend Payment Date will accrue and be compounded quarterly in arrears on the then Stated Value of such Shares on such Dividend Payment Date (whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends) (“Compounded Dividends”).

4.2               Payment of Dividends.

(a)                If, as and when declared by the Board out of funds legally available therefor to the maximum extent not prohibited by Delaware law, the Corporation shall make each dividend payment on the Series C Preferred Stock, in cash and/or by delivery of shares of Common Stock, on the last day of March, June, September and December of each calendar year (each such date, a “Dividend Payment Date”) at the applicable Dividend Rate; provided, that if the Corporation elects and declares and makes any such dividend payments, the Corporation shall elect and declare and make such dividend payments on the same pro rata portion of each holder’s Shares. The record date for payment of dividends on the Series C Preferred Stock will be the fifteenth (15th) day of the calendar month of the applicable Dividend Payment Date, whether or not such date is a Business Day, and dividends shall only be payable to registered holders of record of the Series C Preferred Stock as such holders appear on the stock register of the Corporation at the close of business on the related record date. If any Dividend Payment Date is not a

10

Business Day, the applicable payment shall be due on the next succeeding Business Day and no additional dividend amount for such period shall be payable during such period as a result of such delay, but shall be paid on the next succeeding Dividend Payment Date.

(b)                If the Corporation elects to make all or any portion of a dividend payment in the form of Compounded Dividends or shares of Common Stock, the Corporation shall give notice to the holders of such election, and the portion of such payment that will be made in cash and the portion that will be made in Compounded Dividends and/or shares of Common Stock, as applicable, no later than twenty (20) days prior to the Dividend Payment Date for such dividend; provided, that if the Corporation does not provide timely notice of this election, the Corporation will be deemed to have elected to pay the relevant dividend in cash.

(c)                Any shares of Common Stock issued in payment or partial payment of a declared dividend shall be valued for such purpose at the Daily VWAP per share of Common Stock over the five consecutive Trading Day period ending on, and including, the second Trading Day immediately preceding the applicable Dividend Payment Date (the “Five-Day Average Price”), multiplied by 97%.

(d)                No fractional shares of Common Stock shall be delivered to the holders in payment or partial payment of a dividend. The Corporation shall instead, to the extent it is legally permitted to do so, pay a cash amount (computed to the nearest cent) to each holder that would otherwise be entitled to receive a fraction of a share of Common Stock based on the Five-Day Average Price with respect to such dividend, and to the extent it is not legally permitted to make such payment, such amount shall be paid as Compounded Dividends.

(e)                At any time following a payment in the form of Compounded Dividends, the Corporation may elect to pay an additional cash dividend to the holders of the Series C Preferred Stock in an amount equal to or less than the amount of prior Compounded Dividends on a pro rata basis and, upon any such cash dividend, the Stated Value of the Series C Preferred Stock shall be reduced by an amount equal to such cash dividend so paid; provided that the Stated Value of the Series C Preferred Stock shall not be reduced to less than $10,000 per share.

(f)                 Notwithstanding anything to the contrary herein, prior to the receipt of the Stockholder Approval, if such Stockholder Approval is required by the rules of the NYSE, no Dividends may be paid by delivery of shares of Common Stock.

4.3               Dividend Calculations. Dividends on the Series C Preferred Stock shall accrue on the basis of a 360-day year, consisting of twelve (12), thirty (30) calendar day periods, and shall accrue daily commencing on the applicable Issue Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends.

4.4               Dividends on the Common Stock. If the Corporation declares a dividend or makes a distribution of cash (or any other distribution treated as a dividend under Section 301 of the Code) on its Common Stock, each holder of Shares of Series C Preferred Stock shall be entitled to participate in such dividend or distribution in an amount equal to the largest number of whole shares of Common Stock into which all Shares of Series C Preferred Stock (including accrued but unpaid dividends up to, but excluding, the applicable record date, subject to the limitations set forth in Section 4) held of record by such holder is convertible pursuant to Section 8 herein as of the record date for such dividend or distribution or, if there is no specified record date, as of the date of such dividend or distribution; provided that that any such cash dividend or distribution received by the holders of Shares of Series C Preferred Stock shall reduce, on a dollar-for-dollar basis, the Dividends payable as provided in Section 4.2 on the

11

immediately succeeding Dividend Payment Date and, if applicable, subsequent Dividend Payment Dates in respect of such Shares of Series C Preferred Stock as of the time such cash dividend or distribution is made. For the avoidance of doubt, if any such cash dividend or distribution received by the holders of Shares of Series C Preferred Stock pursuant to this Section 4.4 is greater than the accrued and unpaid Dividends payable as provided in Section 4.2 for the immediately succeeding Dividend Payment Date (the “Surplus Amount”), the Dividends payable as provided in Section 4.2 for succeeding Dividend Payment Dates shall be reduced on a dollar-for-dollar basis until the Surplus Amount is zero.

4.5               Conversion Prior to or Following a Record Date. If the Conversion Date for any Shares is prior to the close of business on the record date for a dividend as provided in Section 4.2, the holder of such Shares shall not be entitled to any dividend in respect of such record date. If the Conversion Date for any Shares is after the close of business on the record date for a dividend as provided in Section 4.2 but prior to the corresponding Dividend Payment Date, the holder of such Shares as of the applicable record date shall be entitled to receive such dividend, notwithstanding the conversion of such Shares prior to the applicable Dividend Payment Date.

4.6               Restriction on Dividends. If the Corporation makes any portion of a dividend payment for the Series C Preferred Stock in the form of Compounded Dividends for any dividend period, the Corporation shall not pay any dividends with respect to the Common Stock, any Junior Securities or other Parity Securities unless and until all such Compounded Dividends have been paid in cash or registered shares of Common Stock; provided that such restriction shall not apply (a) with respect to dividend payments for the Series C Preferred Stock paid on a pro rata basis for a dividend period in cash and/or registered shares of Common Stock, (b) to the payment of any dividends with respect to Senior Securities or the Corporation’s 5.50% Series B Mandatory Convertible Preferred Stock outstanding as of the date hereof or issued in accordance with Section 6.2, and (c) to the payment of any dividends with respect to any other Parity Securities so long as any dividend payments on such other Parity Securities are paid either only in the form of compounded dividends or, are paid in the form of cash or Common Stock and such dividends are paid on a pro rata basis with the Series C Preferred Stock and in the same form, whether cash or Common Stock.

5.	Liquidation.

5.1               Liquidation. In the event of any Insolvency Event of the Corporation (a “Liquidation”), the holders of Shares of Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, pari passu with any payment to the holders of any Parity Securities and subject to the rights of Senior Securities and the Corporation’s creditors, but before any distribution or payment out of the assets of the Corporation shall be made to the holders of Junior Securities by reason of their ownership thereof, an amount in cash equal to the Corporation Redemption Price.

5.2               Insufficient Assets. If upon any Liquidation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the Shares of Series C Preferred Stock the Corporation Redemption Price to which they are entitled under Section 5.1, (a) the holders of the Shares shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective full preferential amounts which would otherwise be payable in respect of the Series C Preferred Stock any Parity Securities in the aggregate upon such Liquidation if all amounts payable on or with respect to such Shares were paid in full, taking into account the Corporation Redemption Price payable in respect of such Series C Preferred Stock, and (b) the Corporation shall not make or agree to make, or set aside for the benefit of the holders of Junior Securities, any payments to the holders of Junior Securities.

12

5.3               Notice Requirement. In the event of any Liquidation, the Corporation shall, within ten (10) days of the date the Board approves such action, or no later than twenty (20) days of any stockholders’ meeting called to approve such action, or within twenty (20) days of the commencement of any involuntary proceeding, whichever is earlier, give each holder of Shares of Series C Preferred Stock written notice of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the holders of Shares upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each holder of Shares of such material change.

6.	Voting; Consent.

6.1               As-Converted Voting. Each holder of outstanding Shares of Series C Preferred Stock shall be entitled to vote with holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration (whether at a meeting of stockholders of the Corporation, by written action of stockholders in lieu of a meeting or otherwise), except as provided by law. In any such vote, each holder of Shares of Series C Preferred Stock shall be entitled to a number of votes equal to the largest number of whole shares of Common Stock into which all Shares of Series C Preferred Stock (including accrued but unpaid dividends up to, but excluding, the applicable record date, subject to the limitations set forth in Section 4) held of record by such holder is convertible pursuant to Section 8 herein as of the record date (based, solely for these purposes, on an initial conversion rate of 430.1075, as may be adjusted from time to time in accordance with Section 8.7 herein) for such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent. Each holder of outstanding Shares of Series C Preferred Stock shall be entitled to notice of all stockholder meetings (or requests for written consent) in accordance with the amended and restated bylaws of the Corporation (the “Bylaws”).

6.2               Consent. (a) As long as any Share of Series C Preferred Stock is outstanding, without the prior written approval of the holders of at least a majority of the then-outstanding Shares of Series C Preferred Stock, the Corporation shall not:

(i) amend, modify or waive any provision of this Certificate of Designations or the Certificate of Incorporation or the Bylaws in a manner that adversely alters or changes the rights, powers, preferences or privileges of the holders of the Series C Preferred Stock;

(ii) create (by reclassification or otherwise) any new class or series of shares having rights, preferences or privileges senior to or on parity with the Series C Preferred Stock, or increase or decrease the authorized number of Shares of Series C Preferred Stock, or issue any additional Shares of Series C Preferred Stock or increase the authorized number of shares or issue additional shares of any Senior Securities or Parity Securities; provided that no consent shall be required for increasing the authorized number of Shares of the Series C Preferred Stock, issuing any additional Shares of Series C Preferred Stock or creating and/or issuing new shares of Parity Securities, in each case, in an aggregate amount not to exceed the greater of (A) together with the outstanding Series C Preferred Stock, $10 billion and (B) an amount such that the Corporation’s Consolidated Net Total Leverage Ratio does not exceed 7.00 to 1.00 on a pro forma basis after giving effect to such issuance; or

(iii) repurchase or redeem any Junior Securities (provided that this clause (iii) shall not restrict (1) any repurchase of unvested shares of Junior Securities following termination of an employee, advisor or consultant of the Corporation or its Subsidiaries, (2) the forfeiture or withholding of taxes payable in connection with, and repurchases or withholdings of Junior Securities deemed to occur with respect to the exercise or vesting of any stock or other equity options or warrants, stock units or other incentive interests

13

or the vesting of equity awards if such Junior Securities represents a portion of the exercise price thereof or the withholding of a portion of such Junior Securities to pay taxes payable on account of such exercise, (3) net settlement of derivatives or convertible securities, (4) repurchase or redemption of Junior Securities made in exchange for, or in amount equal to or less than the proceeds of a substantially concurrent sale or issuance of Junior Securities by the Corporation, (5) repurchase or redemption of Junior Securities deemed to occur in connection with paying cash in lieu of fractional shares of such Junior Securities in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of the Corporation, (6) repurchase or redemption of Junior Securities in accordance with provisions similar to those described in Section 7.1 or Section 8.3(e) (provided, that, for the purposes of this clause (6), all shares of Preferred Stock tendered by holders in connection with such Fundamental Change Redemption have been repurchased or redeemed) and (7) repurchase or redemption of Junior Securities pursuant to a special mandatory redemption or similar provision relating to a pending acquisition).

7.	Redemption.

7.1               Fundamental Change Redemption. Subject to the provisions of this Section 7, upon the occurrence of a Fundamental Change, each holder of Series C Preferred Stock shall have the right, in its sole discretion, to require the Corporation to redeem, and the Corporation shall, redeem, out of funds legally available therefor, all of the then-outstanding Shares of Series C Preferred Stock held by such holder requested by such holder to be redeemed (a “Fundamental Change Redemption”) for a price per Share equal to the Fundamental Change Redemption Price. In connection with a Fundamental Change, the Corporation shall provide to the holders of Series C Preferred Stock written notice of the proposed Fundamental Change (the “Fundamental Change Redemption Notice”) within twenty (20) calendar days following the date on which the Corporation consummates a Fundamental Change (or if later and subject to this Section 7.1, promptly after the Corporation discovers that a Fundamental Change may occur). Any such Fundamental Change Redemption shall occur on a date specified by the Corporation that is not less than 20 calendar or more than 35 calendar days following the date of the Fundamental Change Redemption Notice and in accordance with the Fundamental Change Redemption Notice, if such notice is received by the holders of Series C Preferred Stock at least five (5) Business Days prior to the consummation of such Fundamental Change (solely in the case of the Corporation discovering a Fundamental Change may occur following the twenty (20) calendar day period above and within five (5) Business Days after the consummation of such Fundamental Change if the Corporation shall discover the occurrence of such Fundamental Change at a later date). In exchange for the cancellation of Shares of Series C Preferred Stock of their certificate or certificates, if any, or an affidavit of loss, representing such Shares on or after the applicable Fundamental Change Redemption Date in accordance with Section 7.8 below, the Fundamental Change Redemption Price for the Shares being redeemed shall be payable in cash by the Corporation in immediately available funds to the respective holders of the Series C Preferred Stock, except to the extent prohibited by applicable Delaware law, and provided that the Corporation shall only be required to pay the Fundamental Change Redemption Price simultaneously with, or immediately after, satisfaction of all obligations then due under the Corporation’s then-existing indebtedness. Notwithstanding anything to the contrary contained herein, each holder of Shares of Series C Preferred Stock shall have the right to elect, prior to the Fundamental Change Redemption Date, to exercise the conversion rights, if any, in accordance with Section 8.

7.2               Optional Redemption. Subject to the provisions of this Section 7, the Corporation shall have the right, but not the obligation, subject to the Common Stock Liquidity Conditions, to redeem, from time to time, out of funds legally available therefor, all or any portion of the then-outstanding Shares of Series C Preferred Stock (an “Optional Redemption”) at any time on or following the seventh (7th) anniversary of the Initial Issue Date for a price per Share equal to the Optional Redemption Price plus accrued and unpaid dividends thereon; provided, the Corporation shall use reasonable best efforts to

14

redeem at least 20.1% of then-outstanding shares of Series C Preferred Stock. Any such Optional Redemption shall occur not less than twenty (20) days and not more than sixty (60) days following receipt by the applicable holder(s) of Series C Preferred Stock of a written election notice (the “Optional Redemption Notice”) from the Corporation. Following the notice period required by the Optional Redemption Notice, the Corporation shall redeem all, or in the case of an election to redeem less than all of the Shares of Series C Preferred Stock, the same pro rata portion of each such holder’s Shares redeemed pursuant to this Section 7.2. In exchange for the surrender to the Corporation by the respective holders of Shares of Series C Preferred Stock of their certificate or certificates, if any, or an affidavit of loss, representing such Shares on or after the applicable Optional Redemption Date in accordance with Section 7.8 below, the Optional Redemption Price for the Shares being redeemed shall be payable in cash by the Corporation in immediately available funds to the respective holders of the Series C Preferred Stock, except to the extent prohibited by applicable Delaware law. Notwithstanding anything to the contrary contained herein, each holder of Shares of Series C Preferred Stock shall have the right to elect, prior to the Optional Redemption Date, to exercise the conversion rights, if any, in accordance with Section 8.

7.3               Insolvency Redemption. Upon the occurrence of an Insolvency Event, the Corporation shall immediately redeem out of assets legally available therefor all the then outstanding Shares of Series C Preferred Stock (or such lesser amount if such assets legally available are insufficient to redeem all the then outstanding Shares of Series C Preferred Stock across holders on a pro rata basis) for an amount equal to the Corporation Redemption Price. In exchange for the surrender to the Corporation by the respective holders of Shares of Series C Preferred Stock of their certificate or certificates, if any, or an affidavit of loss, representing such Shares on or after the applicable Insolvency Event in accordance with Section 7.8 below, the Corporation Redemption Price for the Shares being redeemed shall be payable in cash by the Corporation in immediately available funds to the respective holders of the Series C Preferred Stock, except to the extent prohibited by applicable Delaware law and subject to the rights of the holders of any Parity Securities (on a pro rata basis with the Series C Preferred Stock) or Senior Securities and the rights of the Corporation’s existing and future creditors.

7.4               Fundamental Change Redemption Notice. Each Fundamental Change Redemption Notice shall state:

(a)                the Fundamental Change Redemption Price;

(b)                the date of the closing of the redemption, which pursuant to Section 7.1 shall be not less than 20 calendar days or more than 35 calendar days following the date of the Fundamental Change Redemption Notice (the applicable date, the “Fundamental Change Redemption Date”);

(c)                the current Conversion Price of the Series C Preferred Stock, after giving effect to any adjustments pursuant to Section 8.7 (including, for the avoidance of doubt, any adjustments for a Make-Whole Fundamental Change);

(d)                a description of the information needed from the holder to elect to participate in such redemption, including a form of any notice required to be delivered by a holder to participate in such redemption;

(e)                a description of the payments and other actions required to be made or taken in order to satisfy all of the Corporation’s obligations under any outstanding indebtedness; and

15

(f)                 the manner and place designated for surrender by the holder to the Corporation of his, her or its certificate or certificates, if any, representing the Shares of Series C Preferred Stock to be redeemed.

7.5               Optional Redemption Notice. Each Optional Redemption Notice shall state:

(a)                the number of Shares of Series C Preferred Stock held by the holder that the Corporation proposes to redeem on the Optional Redemption Date specified in the Optional Redemption Notice;

(b)                the date of the closing of the redemption, which pursuant to Section 7.2 shall be no earlier than twenty (20) days and no later than sixty (60) days following circulation by the Corporation of the Optional Redemption Notice (the applicable date, the “Optional Redemption Date” and, together with the Fundamental Change Redemption Date, the “Redemption Dates”), and the Optional Redemption Price;

(c)                the Conversion Election Date;

(d)                the current Conversion Price of the Series C Preferred Stock, after giving effect to any adjustments pursuant to Section 8.7 (including, for the avoidance of doubt, any adjustments for a Make-Whole Fundamental Change); and

(e)                the manner and place designated for surrender by the holder to the Corporation of his, her or its certificate or certificates, if any, representing the Shares of Series C Preferred Stock to be redeemed.

7.6               Insufficient Funds; Remedies For Nonpayment.

(a)                Insufficient Funds. If on any Fundamental Change Redemption Date the assets of the Corporation legally available are insufficient to pay the full Fundamental Change Redemption Price for the total number of Shares to be redeemed, the Corporation shall (i) take all commercially reasonable actions required and permitted under applicable law to maximize the assets legally available for paying the Fundamental Change Redemption Price, as applicable, (ii) redeem out of all such assets legally available therefor on the applicable Fundamental Change Redemption Date the maximum possible number of Shares that it can redeem on such date, pro rata among the holders of such Shares to be redeemed in proportion to the aggregate number of Shares to be redeemed by each such holder on the applicable Fundamental Change Redemption Date, and (iii) following the applicable Fundamental Change Redemption Date, at any time and from time to time when additional assets of the Corporation become legally available to redeem the remaining Shares, the Corporation shall use such assets to pay the remaining balance of the aggregate applicable Fundamental Change Redemption Price.

(b)                Remedies For Nonpayment. If on any Redemption Date all of the Shares elected to be redeemed pursuant to such redemption are not redeemed in full by the Corporation by paying the entire applicable redemption price until such Shares are fully redeemed and the aggregate redemption price is paid in full, all of the unredeemed Shares shall remain outstanding and continue to have the rights, preferences and privileges expressed herein, including the accrual and accumulation of dividends thereon as provided in Section 4; provided that the applicable Dividend Rate on all of the unredeemed Shares shall increase by 1.00% per annum on the applicable Redemption Date until such time as the full Fundamental Change Redemption Price or Optional Redemption Price, as applicable (including, without duplication, accrued but unpaid dividends up to, but excluding, the record date for the applicable

16

distribution on such Shares at the adjusted Dividend Rate), has been paid in full in respect of all Shares to be redeemed.

7.7               Surrender of Certificates. On or before the applicable Redemption Date, each holder of Shares of Series C Preferred Stock being redeemed shall surrender the certificate or certificates, if any, representing such Shares to the Corporation in the manner and place designated in the Fundamental Change Redemption Notice or Optional Redemption Notice, as applicable, or to the Corporation’s corporate secretary at the Corporation’s headquarters, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), or, in the event such certificate or certificates are lost, stolen or missing, shall deliver an affidavit of loss, in the manner and place designated in the Fundamental Change Redemption Notice or Optional Redemption Notice, as applicable. Each surrendered certificate shall be canceled and retired and the Corporation shall thereafter make payment of the Fundamental Change Redemption Price or Optional Redemption Price, as applicable, by certified check or wire transfer to the holder of record of such certificate; provided, that if less than all the Shares represented by a surrendered certificate are redeemed, then a new stock certificate representing the unredeemed Shares shall be issued in the name of the applicable holder of record of the canceled stock certificate.

7.8               Rights Subsequent to Redemption. If on the applicable Redemption Date, the applicable redemption price is paid (or tendered for payment) for any of the Shares to be redeemed on such Redemption Date, then on such date all rights of the holder in the Shares so redeemed and paid or tendered, including any rights to dividends on such Shares, shall cease, and such Shares shall no longer be deemed issued and outstanding.

8.	Conversion.

8.1               Holders’ Optional Right to Convert. Subject to the provisions of this Section 8 (including the Conversion Cap), at any time and from time to time (including on or after a Foreclosure), the holders of Series C Preferred Stock shall have the right by written election to the Corporation to convert all or any portion of the outstanding Shares of Series C Preferred Stock (an “Optional Conversion”), into an aggregate number of shares of Common Stock as is determined by (a) multiplying the number of Shares to be converted by the Stated Value plus any accrued but unpaid dividends up to, but excluding, the date of Optional Conversion (excluding, for the avoidance of doubt, any Compounded Dividends taken into account in Stated Value) and then (b) dividing the result by the Conversion Price in effect immediately prior to such conversion, and in addition thereto the holder shall receive cash in lieu of any fractional shares as set out in Section 8.3(c).

8.2               Mandatory Conversion. Subject to the provisions of this Section 8 (including the Conversion Cap), and subject to the Common Stock Liquidity Conditions, at any time following the second (2nd) anniversary of the Initial Issue Date, if the closing price per share of Common Stock exceeds (i) from and after the second (2nd) anniversary and prior to the third (3rd) anniversary of the Initial Issue Date, 175% of the Conversion Price and (ii) from and after the third (3rd) anniversary of the Initial Issue Date, 150% of the Conversion Price, in each case, for at least twenty (20) Trading Days in any period of thirty (30) consecutive Trading Days (including the last Trading Day) immediately prior to the receipt by each holder of a Notice of Mandatory Conversion, the Corporation may elect to convert all or any portion of the outstanding Shares of Series C Preferred Stock (the “Mandatory Conversion Right” and each conversion pursuant to this Section 8.2, a “Mandatory Conversion”) at the Conversion Price in effect immediately prior to such conversion, in each case into an aggregate number of shares of Common Stock as is determined by (a) multiplying the number of Shares to be converted by the sum of (i) the Stated Value plus (ii) any accrued but unpaid dividends up to, but excluding, the date of the Mandatory Conversion (subject to the limitations set forth in Section 4 and excluding, for the avoidance of doubt,

17

any Compounded Dividends taken into account in Stated Value) and then (b) dividing the result by the Conversion Price in effect immediately prior to such conversion, and in addition thereto the holder shall receive cash in lieu of any fractional shares as set out in Section 8.3(c); provided, that in the case of an election to convert less than all of the outstanding Shares of Series C Preferred Stock, the Corporation shall convert the same pro rata portion of each holder’s Shares converted pursuant to this Section 8.2.

The Corporation will not exercise its Mandatory Conversion Right, or otherwise send a Notice of Conversion, with respect to any Shares of Series C Preferred Stock pursuant to this Section 8.2 (x) unless the Common Stock Liquidity Conditions are satisfied with respect to the Mandatory Conversion (including on the Mandatory Conversion Date) and (y) without limiting the application of the Common Stock Liquidity Conditions, from, and including, the date that is ten (10) Business Days prior to December 25 of each calendar year to, but excluding, the date that is one (1) Business Day after January 1 of the next calendar year.

Notwithstanding anything to the contrary in this Section 8.2, the Corporation’s exercise of its Mandatory Conversion Right, and any related Notice of Mandatory Conversion, will not apply to any Share of Series C Preferred Stock as to which a Fundamental Change Redemption Notice has been duly delivered and not withdrawn. The date (the “Mandatory Conversion Date”) for any Mandatory Conversion will be a Business Day of the Corporation’s choosing that is no more than twenty (20), nor less than ten (10), Business Days after the Notice of Mandatory Conversion for such Mandatory Conversion. To exercise its Mandatory Conversion Right with respect to any Shares of Series C Preferred Stock, the Corporation must send to each holder of such Shares a written notice of such exercise (a “Notice of Mandatory Conversion”). Such Notice of Mandatory Conversion must state: (1) that the Corporation has exercised its Mandatory Conversion Right to cause the Mandatory Conversion of such Shares, briefly describing the Corporation’s Mandatory Conversion Right under this Certificate of Designations; (2) the Mandatory Conversion Date for such Mandatory Conversion (which shall be the date scheduled for the settlement of such Mandatory Conversion); (3) that Shares of Series C Preferred Stock subject to Mandatory Conversion may be converted earlier at the option of the holders thereof pursuant to an Optional Conversion at any time before the close of business on the Business Day immediately before the Mandatory Conversion Date; (4) the Conversion Price in effect on the date of the Notice of Mandatory Conversion for such Mandatory Conversion; and (5) the CUSIP and ISIN numbers, if any, of the Series C Preferred Stock. If less than all Shares of Series C Preferred Stock then outstanding are subject to Mandatory Conversion, then the Shares of Series C Preferred Stock to be subject to such Mandatory Conversion will be selected by the Corporation pro rata.

8.3               Procedures for Conversion; Effect of Conversion.

(a)                Procedures for Mandatory Conversion. If the Corporation duly exercises, in accordance with Section 8, its Mandatory Conversion Right with respect to any Share of Series C Preferred Stock, then (1) the Mandatory Conversion of such Share will occur automatically and without the need for any action on the part of the holder(s) thereof; and (2) the shares of Common Stock due upon such Mandatory Conversion will be registered in the name of the holder(s) of such Shares of Series C Preferred Stock as of the close of business on the related Mandatory Conversion Date.

(b)                Procedures for Holder Conversion. In order to effectuate a conversion of Shares of Series C Preferred Stock pursuant to Section 8.1, a holder shall submit a written election in the form of Annex A hereto to the Corporation that such holder elects to convert Shares specifying the number of Shares elected to be converted (a “Notice of Conversion”). The holder shall surrender, along with a Notice of Conversion, if applicable, to the Corporation the certificate or certificates, if any, representing the Shares being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or, in the event such certificate or certificates are lost, stolen

18

or missing, accompanied by an affidavit of loss executed by the holder. The conversion of such Shares hereunder shall be deemed effective as of the date of submission of the Notice of Conversion and surrender of such Series C Preferred Stock certificate or certificates, if any, or delivery of such affidavit of loss, if applicable (such date, the “Optional Conversion Date” and, together with the Mandatory Conversion Date, the “Conversion Dates”). Upon the receipt by the Corporation of a Notice of Conversion and the surrender of such certificate(s) and accompanying materials (if any), the Corporation shall as promptly as practicable (but in any event within two (2) Trading Days thereafter) deliver to the relevant holder or holders, as applicable, (A) the number of shares of Common Stock (including, subject to Section 8.3(c), any fractional share) to which such holder or holders shall be entitled upon conversion of the applicable Shares as calculated pursuant to Section 8.1, as applicable, and, if applicable, (B) the number of Shares of Series C Preferred Stock delivered to the Corporation for conversion but otherwise not elected to be converted pursuant to the written election, in each case in book-entry form on the Corporation’s share ledger. All shares of capital stock issued hereunder by the Corporation shall be duly and validly issued, fully paid and non-assessable, free and clear of all Taxes, liens, charges and encumbrances with respect to the issuance thereof.

(c)                Fractional Shares. The Corporation shall not issue any fractional shares of Common Stock upon conversion of Series C Preferred Stock. Instead, the Corporation shall pay a cash adjustment to the holder of Series C Preferred Stock being converted based upon the Current Market Price on the Trading Day prior to the Conversion Date.

(d)                Effect of Conversion. All Shares of Series C Preferred Stock converted as provided in Section 8.1 or Section 8.2, as applicable, shall no longer be deemed outstanding as of the applicable Conversion Date and all rights with respect to such Shares of Series C Preferred Stock shall immediately cease and terminate as of such time (including, without limitation, any right of redemption pursuant to Section 8), other than the right of the holder to receive shares of Common Stock and payment in lieu of any fraction of a Share in exchange therefor.

(e)                Limitation on Conversions. Notwithstanding anything to the contrary herein, prior to the receipt of the Stockholder Approval, if required by the rules of the NYSE, Series C Preferred Stock shall not be convertible pursuant to this Section 8 in the aggregate into more than 134,234,896 shares of Common Stock, which is 19.99% of the Common Stock outstanding as of the date of the Investment Agreement (subject to appropriate adjustment in the event of a stock split, stock dividend, distribution, combination or other similar recapitalization) (such limitation, the “Conversion Cap”). No holder of Series C Preferred Stock shall be issued in the aggregate, pursuant to the terms of this Certificate of Designations, shares of Common Stock in an amount greater than such holder’s pro rata allocation of shares of Common Stock issuable in an amount not to cause the Conversion Cap to be exceeded based on a fraction, the numerator of which is the number of Shares of Series C Preferred Stock issued to such initial holder pursuant to the Investment Agreement on the applicable Issue Date and the denominator of which is the aggregate number of all Shares of Series C Preferred Stock issued to the initial holders pursuant to the Investment Agreement irrespective of the date of issue (with respect to each such holder, the “Cap Allocation”). In the event that any initial holder (or a transferee of an initial holder) shall sell or otherwise transfer any of such holder’s Series C Preferred Stock, the transferee shall be allocated a pro rata portion of such holder’s Cap Allocation, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Cap Allocation allocated to such transferee. In the event that any holder shall have converted all of such holder’s Series C Preferred Stock into a number of shares of Common Stock which, in the aggregate, is less than such holder’s Cap Allocation, then the difference between such holder’s Cap Allocation and the number of shares of Common Stock actually issued to such holder shall be allocated to the respective Cap Allocations of the remaining holders on a pro rata basis in proportion to the shares of Common Stock underlying the Series C Preferred Stock then held by each such holder. In the event that the Corporation is prohibited from

19

issuing any shares of Common Stock in connection with a conversion of Series C Preferred Stock pursuant to Section 8.1 or Section 8.2 (the “Cap Shares”), the Corporation shall, to the fullest extent permitted by law and out of funds lawfully available therefor, pay cash on or prior to the applicable share delivery date to such holder in exchange for the redemption of such number of Shares of Series C Preferred Stock held by the holder that are not convertible into such Cap Shares at a price equal to the product of (x) such number of Cap Shares and (y) the Current Market Price of the share of Common Stock on the applicable Conversion Date.

8.4               Reservation of Stock. The Corporation shall at all times when any Shares of Series C Preferred Stock are outstanding reserve and keep available out of its authorized but unissued shares of capital stock, solely for the purpose of issuance upon the conversion of the Series C Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Series C Preferred Stock pursuant to this Section 8, taking into account any adjustment to such number of shares so issuable in accordance with Section 8.7 hereof. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not close its books against the transfer of any of its capital stock in any manner which would prevent the timely conversion of the Shares of Series C Preferred Stock.

8.5               No Charge or Payment. The issuance of certificates for shares of Common Stock upon conversion of Shares of Series C Preferred Stock pursuant to Section 8.1 or Section 8.2, as applicable, shall be made without payment of additional consideration by, or other charge, cost or Tax to, the holder in respect thereof.

8.6               Termination of Conversion Right in Connection with Redemption. Notwithstanding anything to the contrary set forth in this Certificate of Designations, in no event may Shares of Series C Preferred Stock be converted as provided in Section 8.1 or Section 8.2, as applicable, on and following the date that is one (1) Business Day prior to the Optional Redemption Date in respect of such Shares; provided that, for the avoidance of doubt, this Section 8.6 shall no longer apply in respect of Shares of Series C Preferred Stock to be redeemed in accordance with Section 7 if the closing of the redemption of such Shares does not occur on the applicable Redemption Date.

8.7               Adjustment to Conversion Price and Number of Conversion Shares. In order to prevent dilution of the conversion rights granted under this Section 8, the Conversion Price and the number of Conversion Shares issuable on conversion of the Shares of Series C Preferred Stock shall be subject to adjustment, without duplication, from time to time as provided in this Section 8.7, except that the Corporation shall not make any adjustment to the Conversion Price if each holder of the Series C Preferred Stock participates, at the same time and upon the same terms as all holders of Common Stock and solely as a result of holding Series C Preferred Stock, in any transaction described in this Section 8.7, without having to convert its Series C Preferred Stock, as if each such holder held a number of shares of Common Stock that would be issuable upon conversion of such Series C Preferred Stock in accordance with Section 8.2 (without giving effect to the proposed adjustment). For the avoidance of doubt, upon receipt by holders of any cash dividend or distribution in accordance with Section 4.4, each holder of the Series C Preferred Stock shall be deemed to have participated, at the same time and upon the same terms as all holders of Common Stock and solely as a result of holding Series C Preferred Stock, in such cash dividend or distribution.

(a)                Subdivisions and Combinations. In case the outstanding shares of Common Stock shall be subdivided (whether by stock split, recapitalization or otherwise) into a greater number of

20

shares of Common Stock or combined (whether by consolidation, reverse stock split or otherwise) into a lesser number of shares of Common Stock, then the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision or combination becomes effective shall be adjusted to equal the product of the Conversion Price in effect on such date and a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such subdivision or combination, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such subdivision or combination. Such adjustment shall become effective retroactively to the close of business on the day upon which such subdivision or combination becomes effective.

(b)                Stock Dividends or Distributions. If the Corporation shall issue shares of Common Stock as a dividend or distribution on all or substantially all shares of Common Stock or if the Corporation effects a stock split or combination of the Common Stock (other than as set forth in Section 8.7(f)), the Conversion Price shall be adjusted based on the following formula:

CP1 =	CP0 x	OS0
OS1

where,

CP1	=	the Conversion Price in effect immediately after the open of business on the Ex-Dividend Date for such dividend or distribution or the effective date of such share split or share combination, as the case may be;

CP0	=	the Conversion Price in effect immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution or the effective date of such share split or share combination, as the case may be;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution or the effective date of such share split or share combination, as the case may be; and

OS1	=	the number of shares of Common Stock that would be outstanding immediately after giving effect to such dividend, distribution, share split or share combination, as the case may be.

Any adjustment made under this clause (b) shall become effective immediately after the open of business on such Ex-Dividend Date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (b) is declared but not so paid or made, the Conversion Price shall be immediately readjusted, effective as of the date the Board determines not to pay such dividend or distribution, to the Conversion Price that would then be in effect if such dividend or distribution had not been declared or announced.

(c)                Distributions of Rights, Options or Warrants. If the Corporation shall distribute to all or substantially all holders of its Common Stock any rights, options or warrants (other than rights, options or warrants distributed in connection with a stockholders’ rights plan, in which case the provisions of Section 8.7(g) shall apply) entitling them to purchase, for a period of not more than 45 calendar days from the announcement date for such distribution, shares of the Common Stock at a price

21

per share less than the average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement date for such distribution, the Conversion Price shall be decreased based on the following formula:

CP1 =	CP0 x	OS0 + X
OS0 + Y

where

CP1	=	the Conversion Price in effect immediately after the open of business on the Ex-Dividend Date for such distribution;

CP0	=	the Conversion Price in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;

OS0	=	the number of shares of the Common Stock outstanding immediately prior to the open of business on the Ex-Dividend Date for such distribution;

X	=	the number of shares of the Common Stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the announcement date of such distribution; and

Y	=	the total number of shares of the Common Stock issuable pursuant to such rights, options or warrants.

Any decrease made under this clause (c) shall be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the open of business on the Ex-Dividend Date for such distribution. To the extent that shares of the Common Stock are not delivered after the expiration of such rights, options or warrants, the Conversion Price shall be increased to the Conversion Price that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of the Common Stock actually delivered. If such rights, options or warrants are not so distributed, the Conversion Price shall be increased to the Conversion Price that would then be in effect if such record date for such distribution had not occurred.

For purposes of this clause (c), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of the Common Stock at a price per share less than such average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the announcement date for such distribution, and in determining the aggregate offering price of such shares of the Common Stock, there shall be taken into account any consideration received by the Corporation for such rights, options or warrants and any amount payable upon exercise or conversion thereof, the value of such consideration, if other than cash, as reasonably determined by the Corporation in good faith.

(d)                Distributions of Equity Securities, Indebtedness, other Securities, Assets or Property. If the Corporation distributes shares of its Equity Securities, evidences of its indebtedness, other assets or property of the Corporation or rights, options or warrants to acquire its Equity Securities or other securities to all or substantially all holders of Common Stock, excluding:

22

(i)                 dividends or distributions as to which adjustment is required to be effected pursuant to clause (b) or (c) above;

(ii)               rights issued to all holders of the Common Stock pursuant to a rights plan, where such rights are not presently exercisable, trade with the Common Stock and the plan provides that the holders of Shares of Series C Preferred Stock will receive such rights;

(iii)             dividends or distributions in which Series C Preferred Stock participates on an as-converted basis pursuant to Section 4.4; and

(iv)             Spin-Offs described below in this clause (d),

then the Conversion Price shall be decreased based on the following formula:

CP1 =	CP0 x	SP0 – FMV
SP0

where

CP1	=	the Conversion Price in effect immediately after the open of business on the Ex-Dividend Date for such distribution;

CP0	=	the Conversion Price in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;

SP0	=	the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV	=	the fair market value (as determined by the Board in good faith) of the shares of Equity Securities, evidences of indebtedness, securities, assets or property distributed with respect to each outstanding share of the Common Stock immediately prior to the open of business on the Ex-Dividend Date for such distribution.

Any decrease made under the portion of this clause (d) above shall become effective immediately after the open of business on the Ex-Dividend Date for such distribution. If such distribution is not so paid or made, the Conversion Price shall be increased to be the Conversion Price that would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing decrease, each holder of Shares of Series C Preferred Stock may elect to receive at the same time and upon the same terms as holders of shares of Common Stock without having to convert its Series C Preferred Stock, the amount and kind of the Equity Securities, evidences of the Corporation’s indebtedness, other assets or property of the Corporation or rights, options or warrants to acquire its Equity Securities or other securities of the Corporation that such holder would have received as if such holder owned a number of shares of Common Stock into which the Share of Series C Preferred Stock was convertible at the Conversion Price in effect on the Ex-Dividend Date for the distribution. If the Board of Directors determines the “FMV” (as defined above) of any distribution for purposes of this clause (d) by reference to the actual or when-issued trading market for any securities, it shall in doing so consider the prices in such market over the same period used in computing the Last Reported Sale Prices

23

of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution.

With respect to an adjustment pursuant to this clause (d) where there has been a payment of a dividend or other distribution on the Common Stock in shares of Equity Securities of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit of the Corporation that will be, upon distribution, listed on a U.S. national or regional securities exchange (a “Spin-Off”), the Conversion Price shall be decreased based on the following formula:

CP1 =	CP0 x	MP0
FMV + MP0

where

CP1	=	Conversion Price in effect immediately after the end of the Valuation Period;

CP0	=	the Conversion Price in effect immediately prior to the end of the Valuation Period;

FMV	=	the average of the Last Reported Sale Prices of the Equity Securities or similar equity interest distributed to holders of the Common Stock applicable to one share of the Common Stock (determined by reference to the definition of Last Reported Sale Price as set forth in Section 2 as if references therein to Common Stock were to such Equity Securities or similar equity interest) over the first 10 consecutive Trading Day period after, and including, the Ex-Dividend Date of the Spin-Off (the “Valuation Period”); and

MP0	=	the average of the Last Reported Sale Prices of the Common Stock over the Valuation Period.

Any adjustment to the Conversion Price under the preceding paragraph of this clause (d) shall be made immediately after the close of business on the last Trading Day of the Valuation Period. If the Conversion Date for any Share of Series C Preferred Stock to be converted occurs on or during the Valuation Period, then, notwithstanding anything to the contrary in this Certificate of Designations, the Corporation will, if necessary, delay the settlement of such conversion until the second (2nd) Business Day after the last Trading Day of the Valuation Period.

Notwithstanding the foregoing, if the “FMV” (as defined above) is equal to or greater than the Daily VWAP of the Common Stock over the Valuation Period, in lieu of the foregoing decrease, each holder of Shares of Series C Preferred Stock may elect to receive at the same time and upon the same terms as holders of shares of Common Stock without having to convert its Shares of Series C Preferred Stock, the amount and kind of Equity Securities or similar equity interest that such holder would have received as if such holder owned a number of shares of Common Stock into which the Series C Preferred Stock was convertible at the Conversion Price in effect on the Ex-Dividend Date for the distribution.

(e)                Tender Offer, Exchange Offer. If the Corporation or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for the Common Stock, to the extent that the cash and value of any other consideration included in the payment per share of the Common Stock exceeds the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date (the “Expiration Date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), the Conversion Price shall be decreased based on the following formula:

24

CP1 =	CP0 x	SP1 x OS0
AC + (SP1 x OS1)

where

CP1	=	the Conversion Price in effect immediately after the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date;

CP0	=	the Conversion Price in effect immediately prior to the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date;

AC	=	the aggregate value of all cash and any other consideration (as determined by the Board in good faith) paid or payable for shares purchased or exchanged in such tender or exchange offer;

SP1	=	the average of the Last Reported Sales Prices of the Common Stock over the ten (10) consecutive Trading Day period beginning on, and including, the Trading Day next succeeding the Expiration Date (the “Tender/Exchange Offer Valuation Period”);

OS1	=	the number of shares of the Common Stock outstanding immediately after the close of business on the Expiration Date (adjusted to give effect to the purchase or exchange of all shares accepted for purchase in such tender offer or exchange offer); and

OS0	=	the number of shares of the Common Stock outstanding immediately prior to the Expiration Date (prior to giving effect to such tender offer or exchange offer);

provided, however, that the Conversion Price will in no event be adjusted up pursuant to this Section 8.7(e), except to the extent provided in the immediately following paragraph. The adjustment to the Conversion Price pursuant to this Section 8.7(e) will be calculated as of the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date. If the Conversion Date for any Share of Series C Preferred Stock to be converted occurs on the Expiration Date or during the Tender/Exchange Offer Valuation Period, then, notwithstanding anything to the contrary in this Certificate of Designations, the Corporation will, if necessary, delay the settlement of such conversion until the second (2nd) Business Day after the last Trading Day of the Tender/Exchange Offer Valuation Period.

(f)                 Adjustment for Reorganization Events. If there shall occur any reclassification, statutory share exchange, reorganization, recapitalization, consolidation or merger involving the Corporation with or into another Person in which the Common Stock (but not the Series C Preferred Stock) is converted into or exchanged for securities, cash or other property (excluding a merger solely for the purpose of changing the Corporation’s jurisdiction of incorporation) including a Fundamental Change (without limiting the rights of holders of Series C Preferred Stock or the Corporation with respect to any Fundamental Change) (a “Reorganization Event”), then, subject to Section 5, following any such Reorganization Event, each Share of Series C Preferred Stock shall remain outstanding with such obligations assumed by any such surviving entity, if applicable, and be convertible into the number, kind and amount of securities, cash or other property which a holder of such Share of Series C Preferred Stock

25

would have received in such Reorganization Event had such holder converted its Shares of Series C Preferred Stock into the applicable number of shares of Common Stock immediately prior to the effective date of the Reorganization Event using the Conversion Price applicable immediately prior to the effective date of the Reorganization Event; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 8.7 set forth with respect to the rights and interest thereafter of the holders of Series C Preferred Stock, to the end that the provisions set forth in this Section 8.7 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably practicable, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series C Preferred Stock. Without limiting the Corporation’s obligations with respect to a Fundamental Change, the Corporation (or any successor) shall, no less than twenty (20) calendar days prior to the occurrence of any Reorganization Event, provide written notice to the holders of Series C Preferred Stock of the expected occurrence of such event and of the kind and amount of the cash, securities or other property that each Share of Series C Preferred Stock is expected to be convertible into under this Section 8.7(f). Failure to deliver such notice shall not affect the operation of this Section 8.7(f). The Corporation shall not enter into any agreement for a transaction constituting a Reorganization Event unless, to the extent that the Corporation is not the surviving corporation in such Reorganization Event, or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for any Person surviving such Reorganization Event or continuing entity in such Reorganization Event assuming all of the obligations of the Corporation under this Certificate of Designations and the other Transaction Documents including the conversion of the Series C Preferred Stock into stock of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event.

(g)                Stockholders’ Rights Plan. To the extent that any stockholders’ rights plan adopted by the Corporation is in effect upon conversion of the Shares of Series C Preferred Stock, the holders of Shares of Series C Preferred Stock will receive, in addition to any Common Stock due upon conversion, the appropriate number of rights, if any, under the applicable rights agreement (as the same may be amended from time to time). However, if, prior to any conversion, the rights have separated from the shares of the Common Stock in accordance with the provisions of the applicable stockholders’ rights plan, the Conversion Price will be adjusted at the time of separation as if the Corporation distributed to all holders of the Common Stock, shares of Equity Securities, evidences of indebtedness, securities, assets or property as described in clause (d) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

(h)                Other Issuances. Except as stated in this Section 8.7, the Corporation shall not adjust the Conversion Price for the issuances of shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock or rights to purchase shares of Common Stock or such convertible or exchangeable securities.

(i)                 Adjustment at the Discretion of the Board. The Corporation shall be permitted to decrease the Conversion Price by any amount for a period of at least 20 Business Days if the Board determines in good faith that such decrease would be in the best interest of the Corporation. In addition, to the extent permitted by applicable law and subject to the applicable rules of any exchange on which any of the Corporation’s securities are then listed, the Corporation also may (but is not required to) decrease the Conversion Price to avoid or diminish income tax to holders of Common Stock or rights to purchase shares of Common Stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event. Whenever the Conversion Price is decreased pursuant to either of the preceding two sentences, the Corporation shall deliver to the holders of the Series C Preferred Stock a notice of the decrease at least fifteen (15) days prior to the date the decreased Conversion Price takes

26

effect, and such notice shall state the decreased Conversion Price and the period during which it will be in effect.

(j)                 Adjustment Upon Make-Whole Fundamental Change.

(i)                 If the Event Effective Date of a Make-Whole Fundamental Change occurs and a holder of Shares of Series C Preferred Stock elects to convert any or all of its Shares of Series C Preferred Stock in connection with such Make-Whole Fundamental Change, the Corporation shall, in addition to the shares of Common Stock otherwise issuable upon conversion of such Shares of Series C Preferred Stock, issue an additional number of shares of Common Stock (the “Additional Shares”) upon surrender of such Shares of Series C Preferred Stock for conversion as described in this Section 8.7(j). A conversion of Shares of Series C Preferred Stock shall be deemed for these purposes to be “in connection with” such Make-Whole Fundamental Change if the relevant Notice of Conversion is received by the Corporation during the period from the open of business on the Event Effective Date of the Make-Whole Fundamental Change up to, and including, the Business Day immediately prior to the related Fundamental Change Redemption Date (or, in the case of a Make-Whole Fundamental Change that would have been a Fundamental Change but for the proviso in clause (b) of the definition thereof, the 35th Trading Day immediately following the Event Effective Date of such Make-Whole Fundamental Change) (such period, the “Make-Whole Fundamental Change Period”).

(ii)               Upon the occurrence of an Event Effective Date with respect to any Make-Whole Fundamental Change, the Corporation shall notify holders of Series C Preferred Stock in writing of the Event Effective Date of any Make-Whole Fundamental Change and the current Conversion Price of the Series C Preferred Stock.

(iii)             The number of Additional Shares, if any, issuable in connection with a Make-Whole Fundamental Change shall be determined by reference to the table below, based on:

(a)                The date on which the Make-Whole Fundamental Change occurs or becomes effective (the “Event Effective Date”) and

(b)                the price paid (or deemed to be paid) per share of the Common Stock in the Make-Whole Fundamental Change, as described in the succeeding paragraph (the “Stock Price”).

If the holders of the Common Stock receive only cash in a Make-Whole Fundamental Change described in clause (b) of the definition of Fundamental Change, the Stock Price shall be the cash amount paid per share. Otherwise, the Stock Price shall be the average of the Last Reported Sale Prices per share of the Common Stock over the five Trading Day period ending on, and including, the Trading Day immediately preceding the Event Effective Date of the Make-Whole Fundamental Change. The Board shall make appropriate adjustments to the Stock Price, in its good faith determination, to account for any adjustment to the Conversion Price pursuant to this Certificate of Designations that becomes effective, or any event requiring an adjustment to the Conversion Price where the Ex-Dividend Date, effective date or expiration date of the event occurs during such five Trading Day period.

(iv)              The Stock Prices set forth in the column headings of the table below shall be adjusted as of any date on which the Conversion Price is otherwise adjusted. The adjusted Stock Prices shall equal (A) the Stock Prices applicable immediately prior to such adjustment, multiplied by (B) a fraction, the numerator of which is the Conversion Price immediately prior to such adjustment giving rise to the Stock Price adjustment and the denominator of which is the Conversion Price as so adjusted.

27

The Additional Shares issuable upon conversion set forth in the table below shall be adjusted in the same manner and at the same time as the Conversion Price as set forth in this Section 8.7.

(v)                The following table sets forth the number of Additional Shares issuable upon conversion of Series C Preferred Stock pursuant to this Section 8.7(j) for each Stock Price and Event Effective Date set forth below:

	Stock Price
Event Effective Date	$19.72	$21.00	$23.25	$25.00	$30.00	$34.88	$40.69	$50.00	$75.00	$100.00	$150.00	$250.00
January 5, 2026	76.9918	69.6048	58.8688	52.0640	37.8133	28.7357	21.5704	14.6500	6.8267	3.8130	1.2940	0.0000
January 5, 2027	76.9918	64.8810	53.8194	46.7400	31.7367	22.1703	14.9300	8.8380	3.7453	2.1160	0.7353	0.0000
January 5, 2028	76.9918	60.9857	49.9183	42.7200	26.8333	15.7339	5.9646	0.0000	0.0000	0.0000	0.0000	0.0000
January 5, 2029	76.9918	57.6905	47.1871	40.3800	25.4067	14.9455	5.6967	0.0000	0.0000	0.0000	0.0000	0.0000
January 5, 2030	76.9918	53.1095	43.2946	36.9920	23.2767	13.7500	5.2888	0.0000	0.0000	0.0000	0.0000	0.0000
January 5, 2031	76.9918	46.5619	37.4882	31.8080	19.8433	11.7833	4.6154	0.0000	0.0000	0.0000	0.0000	0.0000
January 5, 2032	76.9918	36.9571	28.2237	23.0920	13.5467	8.0476	3.3178	0.0000	0.0000	0.0000	0.0000	0.0000
January 5, 2033	76.9918	25.7095	13.8796	6.1560	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact Stock Price or Event Effective Date may not be set forth in the table above, in which case:

(a)                if the Stock Price is between two Stock Prices in the table or the Event Effective Date is between two Event Effective Dates in the table, the number of Additional Shares shall be determined by a straight-line interpolation between the number of Additional Shares set forth for the higher and lower Stock Prices and the earlier and later Event Effective Dates in the table above, as applicable, based on a 365- or 366-day year, as the case may be;

(b)                if the Stock Price is greater than $250.00 per share (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table above), no Additional Shares shall be issued; and

(c)                if the Stock Price is less than $19.72 per share (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table above), no Additional Shares shall be issued.

(vi)              Nothing in this Section 8.7(j) shall prevent any other adjustment to the Conversion Price pursuant to this Section 8.7 in respect of a Make-Whole Fundamental Change.

(k)                Rounding; Par Value; De-minimis Adjustments. All calculations under Section 8.7 shall be made to the nearest 1/10,000th of a cent or to the nearest 1/10,000th of a share, as the case may be. No adjustment in the Conversion Price shall reduce the Conversion Price below the then par value of the Common Stock. If an adjustment to the Conversion Price otherwise required by this Section 8.7 would result in a change of less than 1% to the Conversion Price, then, notwithstanding anything to the contrary in this Section 8.7, the Corporation may, at its election, defer and carry forward such adjustment, except that all such deferred adjustments must be given effect (i) when all such deferred adjustments would result in an aggregate change to the Conversion Price of at least 1%, (ii) on the Conversion Date of any Share of Series C Preferred Stock, (iii) on the effective date of any Fundamental Change and/or Make-Whole Fundamental Change and (iv) in connection with Dividends paid on the Common Stock pursuant to Section 4.4 hereof.

28

(l)                 Treatment of Pre-Record Date Adjustments. Notwithstanding this Section 8.7 or any other provision of this Certificate of Designations, if a Conversion Price adjustment becomes effective on any Ex-Dividend Date, and a holder that has converted its Series C Preferred Stock on or after such Ex-Dividend Date and on or prior to the related record date would be treated as the record holder of the shares of Common Stock as of the related Conversion Date based on an adjusted Conversion Price for such Ex-Dividend Date, then, notwithstanding the Conversion Price adjustment provisions in this Section 8.7, the Conversion Price adjustment relating to such Ex-Dividend Date shall not be made for such converting holder. Instead, such holder shall be treated as if such holder were the record owner of the shares of Common Stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

(m)              Notwithstanding anything to the contrary in this Section 8, the Conversion Price shall not be adjusted:

(i)                 upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(ii)               upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Corporation or any of the Corporation’s Subsidiaries;

(iii)             upon the issuance of any shares of the Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in clause (ii) of this subsection and outstanding as of the Initial Issue Date;

(iv)              upon the repurchase of any shares of Common Stock pursuant to an open market share repurchase program or other buy back transaction, including structured or derivative transactions, that is not a tender or exchange offer of the kind described in Section 8.7(e);

(v)                solely for a change in the par value of the Common Stock;

(vi)              for accrued and unpaid Dividends, if any; or

(vii)            if and to the extent such adjustment would cause the Conversion Cap to be exceeded.

(n)                Certificate as to Adjustment.

(i)                 As promptly as reasonably practicable following any adjustment of the Conversion Price, but in any event not later than thirty (30) days thereafter, the Corporation shall furnish to each holder of record of Series C Preferred Stock at the address specified for such holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such holder) a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

(ii)               As promptly as reasonably practicable following the receipt by the Corporation of a written request by any holder of Series C Preferred Stock, but in any event not later than thirty (30) days thereafter, the Corporation shall furnish to such holder a certificate of an executive officer certifying the Conversion Price then in effect and the number of Conversion Shares or the amount, if any,

29

of other shares of stock, securities or assets then issuable to such holder upon conversion of the Shares of Series C Preferred Stock held by such holder.

(o)                Notices. In the event:

(i)                 that the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series C Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(ii)               of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, any consolidation or merger of the Corporation with or into another Person, or sale of all or substantially all of the Corporation’s assets to another Person; or

(iii)             of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation;

then, and in each such case, unless the Corporation has previously publicly announced such information (including through filing or furnishing such information with the Securities and Exchange Commission), the Corporation shall send or cause to be sent to each holder of record of Series C Preferred Stock at the address specified for such holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such holder) at least ten (10) days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, meeting or consent or other right or action, and a description of such dividend, distribution or other right or action to be taken at such meeting or by written consent, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Corporation shall close or a record shall be taken with respect to which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon conversion of the Series C Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series C Preferred Stock and the Conversion Shares.

9.	Reissuance of Series C Preferred Stock. Shares of Series C Preferred Stock that have been issued and reacquired by the Corporation in any manner, including shares purchased or redeemed or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of Preferred Stock of the Corporation undesignated as to series and may be designated or re-designated and issued or reissued, as the case may be, as part of any series of Preferred Stock of the Corporation, provided that any issuance of such shares as Series C Preferred Stock must be in compliance with the terms hereof.
10.	Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage
30

prepaid. Such communications must be sent (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such holder’s address at it appears in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given in accordance with this Section 10).

11.	Amendments and Waiver. Subject to Section 6.2, no provision of this Certificate of Designations may be amended, modified or waived, whether by merger, consolidation or otherwise, except by an instrument in writing executed by the Corporation and holders of at least a majority of the then-outstanding Shares of Series C Preferred Stock, and any such written amendment, modification or waiver will be binding upon the Corporation and each holder of Series C Preferred Stock; provided, that any amendment, whether by merger, consolidation or otherwise, to (A)(i) decrease the Initial Stated Value, Stated Value, Optional Redemption Price, Corporation Redemption Price, the Fundamental Change Redemption Price, Dividend Rate (including any increase thereto pursuant to any adjustments set forth herein) or any premium with respect to any Share of Series C Preferred Stock or otherwise amend or modify in any manner adverse to a holder of Series C Preferred Stock the Corporation’s obligations to pay, or the circumstances and or timing under which the Corporation is obligated to offer or pay, the Optional Redemption Price, the Fundamental Change Redemption Price or the Corporation Redemption Price, (ii) adversely affect the right of a holder of Series C Preferred Stock to convert Series C Preferred Stock into Common Stock or otherwise modify the provisions with respect to conversion in a manner adverse to a holder of Series C Preferred Stock, or increase the Conversion Price (or any amendment, modification or waiver, whether by merger or otherwise, which would in its application increase the Conversion Price) (subject to such modifications as are required under this Certificate of Designations) or (iii) otherwise amend any other terms of the Series C Preferred Stock in a manner that would have a disproportionate adverse effect on any holder of the Series C Preferred Stock as compared to other holders of the Series C Preferred Stock (including the amendment or waiver of any provisions hereof requiring pro rata payments), requires the consent of holders of each Share of Series C Preferred Stock and to (B) without limiting the foregoing, amend or modify the provisions of Section 8.7 requires the consent of each holder of Series C Preferred Stock affected thereby. Notwithstanding the foregoing, subject to compliance with applicable Law, technical and conforming modifications to this Certificate of Designations may be made by written agreement of the Corporation and the Apollo Investor so long as the Apollo Investor satisfies the 50% Beneficial Holding Requirement at such time (but without the consent of any other holder of Shares of Series C Preferred Stock) to the extent necessary (A) to integrate the issuance of any Series C Preferred Stock issued in compliance with the terms of this Certificate of Designations and the Investment Agreement after the Initial Issue Date pursuant to subsequent Issue Dates in a manner consistent with Section 1.2, including, as may be necessary to establish such issuance as a fungibly traded class, so long as any such amendment or waiver does not adversely and disproportionately affect any holder of Shares (or commitments to purchase) any Series C Preferred Stock or (B) to cure any ambiguity, omission, defect or inconsistency. This Certificate of Designations shall cease to apply upon the first day on which no share of Series C Preferred Stock is outstanding.
12.	Remedies; Specific Performance. The holders of Series C Preferred Stock shall have all remedies available at law or in equity for a breach of this Certificate of Designations, including the right to seek specific performance. The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Certificate of Designations is not performed in accordance with its specific terms or is otherwise breached. The parties acknowledge and agree that (a) the parties shall be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Certificate of Designations and to enforce specifically the terms and
31

provisions hereof without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Certificate of Designations and (b) the right of specific enforcement is an integral part of the transactions contemplated herein and without that right, none of the Corporation or any holder of Series C Preferred Stock would have entered into the transactions contemplated herein. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Laws or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Certificate of Designations and to enforce specifically the terms and provisions of this Certificate of Designations in accordance with this Section 12 shall not be required to provide any bond or other security in connection with any such order or injunction.

13.	Withholding. The Corporation and its paying agent shall be entitled to withhold Taxes on all payments on the Series C Preferred Stock or Common Stock or other securities issued upon conversion of the Series C Preferred Stock in each case to the extent required by applicable Law; provided that to the extent that the holders of Series C Preferred Stock have previously delivered an appropriate IRS Form W-8 or W-9 to the Corporation establishing an exemption for U.S. federal withholding (including backup withholding), the Corporation shall not be permitted to withhold unless the Corporation has provided such a holder advance written notice of its intent to withhold at least five (5) days prior to the payment of the amount subject to withholding, and has given such a holder a reasonable opportunity to provide any form or certificate available to reduce or eliminate such withholding. Within a reasonable amount of time after making such withholding payment, the Corporation shall furnish the applicable holder with copies of any tax certificate, receipt or other documentation reasonably acceptable to the holder evidencing such payment.
14.	Tax Matters. The holders of Series C Preferred Stock and the Corporation agree (i) to treat the Series C Preferred Stock as “common stock” and not “preferred stock” for purposes of Section 305 of the Code and Treasury Regulations Section 1.305-5, (ii) not to treat any dividend paid on the Corporation’s Common Stock in which the Series C Preferred Stock participates as giving rise to a “disproportionate distribution” within the meaning of Section 305(b)(2) of the Code, (iii) not to take any action that would reasonably be expected to cause any holder of the Series C Preferred Stock to recognize taxable income by reason of the operation of Section 305(b)(2) of the Code and (iv) with respect to the Apollo Investor, in connection with any redemption of the Series C Preferred Stock, treat such redemption as a payment in exchange for stock pursuant to Section 302(a) of the Code, provided, that, the Apollo Investor has, prior to such redemption, provided the Corporation (A) with evidence reasonably satisfactory to the Corporation that it does not directly, indirectly or constructively own (taking into account the attribution rules of Section 318 of the Code) any stock of the Corporation other than the Series C Preferred Stock (or Common Stock acquired as a result of the conversion of the Series C Preferred Stock) and (B) with certification (1) attesting to the number of shares of Series C Preferred Stock and shares of Common Stock that the Apollo Investor directly, indirectly or constructively owns (taking into account the attribution rules of Section 318 of the Code) and (2) representing that it is not acquiring, as part of a plan that includes such redemption, any additional shares of Series C Preferred Stock or shares of Common Stock. The Corporation shall treat any adjustment to the Conversion Price pursuant to Section 8.7 as being made pursuant to a “bona fide, reasonable, adjustment formula” within the meaning of Treasury Regulations Section 1.305-7(b) for U.S. federal and applicable state and local income Tax and withholding purposes. Neither the holders of Series C Preferred Stock nor the Corporation will, nor will permit their Affiliates to, take a contrary position to the foregoing without the other party’s prior written consent unless otherwise
32

required pursuant to (x) a change in Tax law or (y) a final determination within the meaning of Section 1313 of the Code.

15.	Tax Classification. For so long as any shares of Series C Preferred Stock are outstanding, the Corporation shall be classified as a corporation for U.S. federal income tax purposes and shall not take any action that would cause it not to be a domestic corporation for U.S. federal income tax purposes or that would otherwise cause any Investor to own an interest in an entity that is not a domestic corporation for U.S. federal income tax purposes, in each case, without the consent of the Apollo Investor, which consent may be withheld in the Apollo Investor’s sole discretion.

[SIGNATURE PAGE FOLLOWS]

33

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations, Preferences and Rights to be executed this 1st day of April, 2026.

QXO, INC.

By:	/s/ Christopher Signorello
	Name:	Christopher Signorello
	Title:	Chief Legal Officer

[Signature Page to Certificate of Designations, Preferences and Rights]

Annex A

Form of Notice of Holder Conversion

[•], 20[•]

To:	QXO, Inc. Five American Lane Greenwich, CT 06831 Attn: Chief Legal Officer Email: legal@qxo.com

This Notice of Conversion is executed by the undersigned holder (the “Holder”) in connection with the conversion of shares of the Series C Convertible Perpetual Preferred Stock, par value $0.001 per share (“Series C Preferred Stock”), of QXO, Inc., a Delaware corporation (the “Corporation”), pursuant to the terms and conditions of that certain Certificate of Designations, Preferences and Rights of Series C Convertible Perpetual Preferred Stock of QXO, Inc. (the “Certificate of Designations”), approved by the Board of Directors of the Corporation on March 23, 2026. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Certificate of Designations.

Conversion: In accordance with and pursuant to such Certificate of Designations, the undersigned Holder hereby elects to convert the number of shares of Series C Preferred Stock indicated below into shares of Common Stock, par value $0.00001 per share, of the Corporation (“Common Stock”) as of the date specified below.

Name of Holder: ___________________

Holder Conversion Date: ___________________

Number of Shares of Series C Preferred Stock Held by Holder: _______________________

Amount Being Converted Hereby: _______________________

Series C Preferred Stock Held After Conversion: _______________________

Delivery of Shares: Pursuant to this Notice of Conversion, the Corporation shall deliver the applicable number of shares of Common Stock issuable in accordance with the terms of the Certificate of Designations. The Common Stock issued pursuant to this Notice of Conversion shall be delivered in book-entry form on the Corporation’s share ledger, subject to the following paragraph. The Holder acknowledges and confirms that the shares of Common Stock issued pursuant to this Notice of Conversion will, to the extent not previously registered by the Corporation under the U.S. Securities Act of 1933, as amended (the “Securities Act”) be “restricted securities” within the meaning of Rule 144 under the Securities Act, unless the shares of Common Stock are covered by a valid and effective registration statement under the Securities Act or this Notice of Conversion includes a certification from the Holder satisfactory to the Corporation that such shares of Common Stock can be issued free of restrictive legends.

If the shares of Common Stock to be issued upon conversion have been sold to another Person that is not an Affiliate of the Holder (a “Third-Party”) and such sale complies with Section 5.07 of the Investment Agreement, the shares may be delivered through DWAC to the Holder’s broker if details of the brokerage account for delivery are provided below (Note: shares of Common Stock that will be issued as “restricted securities” or are not being sold to a Third-Party are not eligible for settlement through DWAC):

Broker: ___________________________________________

DTC No.: _____________________________________

Acct. Name: ______________________________________________

For Further Credit (if applicable): ___________________________________________

□	Check box to certify that the shares of Common Stock to be delivered upon conversion of the Series C Preferred Stock have been sold by the undersigned to a Third Party and such sale complies with Section 5.07 of the Investment Agreement.

[NAME OF HOLDER]

By:
Name:
Title: